UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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PROTHENA CORPORATION PLC

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Prothena Corporation plc

Directors’ Report and

Financial Statements

Year Ended: 31 December 2012

Registered number: 518146

Prothena Corporation plc

Directors’ Report and Financial Statements

Prothena Corporation plc

Directors and Other Information

Directors	Dale B. Schenk
Lars Ekman
Richard T. Collier
Shane Cooke
Christopher S. Henney

Secretary	Tara Nickerson

Bankers	Bank of Ireland
Colvill House
Talbot Street
Dublin 1
Ireland

Solicitor	A & L Goodbody
International Financial Services Centre
North Wall Quay
Dublin 1
Ireland

Auditor	KPMG
Chartered Accountants
1 Stokes Place
St Stephen’s Green
Dublin 2
Ireland

Registered Office	25 - 28 North Wall Quay
Dublin 1
Ireland

Registered Number	518146

Prothena Corporation plc

Directors’ Report

The directors present their annual report and audited financial statements for Prothena Corporation plc (“the Company”) and its subsidiary undertakings (collectively “the group”) for the year ended 31 December 2012.

The directors have elected to prepare the Consolidated Financial Statements in accordance with Section 1 of the Companies (Miscellaneous Provisions) Act 2009 (as amended), which provides that a true and fair view of the state of affairs and profit or loss of the group may be given by preparing the financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), as defined in Section 1(1) of the Companies (Miscellaneous Provisions) Act 2009 (as amended), to the extent that the use of those principles in the preparation of the financial statements does not contravene any provision of the Companies Acts, 1963-2012 or of any regulations made thereunder.

The Company was incorporated in Ireland as a private limited company under the name “Neotope Corporation Limited” on September 26, 2012. The Company was subsequently re-registered as a public limited company and changed the name of the company to “Neotope Corporation plc”. On November 1, 2012, the Company’s shareholders resolved to change the name of the company to “Prothena Corporation plc”, and this was approved by the Irish Registrar of Companies on November 7, 2012.

Principal Activities, Business Review and Future Developments

The Company’s business consists of a substantial portion of Elan Corporation plc’s (“Elan”) former drug discovery business platform, including Neotope Biosciences Limited and Onclave Therapeutics Limited, each former wholly-owned subsidiaries of Elan (which for the period prior to the separation and distribution is referred to herein as the “Prothena Business”). Prior to December 21, 2012, the Prothena Business operated as part of Elan and not as a separate stand-alone entity. After the separation of the Prothena Business from Elan, and the related distribution of its ordinary shares to Elan’s shareholders (which is referred to in this report as the “separation and distribution”), its ordinary shares of USD $0.01 par value, began trading on The NASDAQ Global Market under the symbol “PRTA” on December 21, 2012.

Results and Dividends

The group recorded a loss of $41.4 million for the year ended December 31, 2012 (2011: loss of $29.7 million). The consolidated results of the group are set out on page 13 of the financial statements. The directors do not recommend the payment of a dividend.

Principal Risks and Uncertainties

Risks Relating to the Company’s Financial Position, Its Need for Additional Capital and Its Business

The Company has not generated any significant third party external revenue to date, and anticipates that it will incur losses for the foreseeable future and may never achieve or sustain profitability.

The Company will require additional capital to fund its operations, and if it is unable to obtain such capital, it will be unable to successfully develop and commercialize drug candidates.

The Company’s future success depends on its ability to retain its chief executive officer and to attract, retain, and motivate qualified personnel.

Prothena Corporation plc

Directors’ Report (continued)

Risks Relating to the Company’s Financial Position, Its Need for Additional Capital and Its Business (continued)

The Company’s collaborators, prospective collaborators and suppliers may need assurances that its financial resources and stability on a stand-alone basis are sufficient to satisfy their requirements for doing or continuing to do business with the Company.

Risks Related to the Discovery, Development and Regulatory Approval of Drug Candidates

The Company’s success is largely dependent on the success of its research and development programs, which are at an early stage. Its drug candidates are still in the early stages of development and it has only one drug candidate in clinical trials. The Company may not be able to successfully discover, develop, obtain regulatory approval for or commercialize any drug candidates.

If clinical trials for the Company’s drug candidates are prolonged, delayed, suspended or terminated, it may be unable to commercialize its drug candidates on a timely basis, which would require it to incur additional costs and delay its receipt of any revenue from potential product sales.

Even if the Company’s drug candidates receive regulatory approval in the United States, it may never receive approval or commercialize its products outside of the United States.

Both before and after marketing approval, the Company’s drug candidates are or would be subject to ongoing regulatory requirements, and if it fails to comply with these continuing requirements, it could be subject to a variety of sanctions and the sale of any approved products could be suspended.

If side effects are identified during the time the Company’s drug candidates are in development or after they are approved and on the market, it may choose to or be required to perform lengthy additional clinical trials, discontinue development of the affected drug candidate, change the labeling of any such products, or withdraw any such products from the market, any of which would hinder or preclude its ability to generate revenues.

The Company deals with hazardous materials and must comply with environmental laws and regulations, which can be expensive and restrict how it does business.

Risks Related to the Commercialization of the Company’s Drug Candidates

Even if any of the Company’s drug candidates receives regulatory approval, if such approved product does not achieve broad market acceptance, the revenues that it generates from sales of the product will be limited.

If the Company is unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell an approved product, it may be unable to generate product revenue.

If government and third-party payors fail to provide adequate coverage and reimbursement rates for any of the Company’s drug candidates that receive regulatory approval, its revenues and prospects for profitability will be harmed.

The markets for the Company’s drug candidates are subject to intense competition. If it is unable to compete effectively, its drug candidates may be rendered noncompetitive or obsolete.

Prothena Corporation plc

Directors’ Report (continued)

Risks Related to the Commercialization of the Company’s Drug Candidates (continued)

If a successful product liability or clinical trial claim or series of claims is brought against the Company for uninsured liabilities or in excess of insured liabilities, it could incur substantial liability.

Risks Related to the Company’s Dependence on Third Parties

The Company relies on third parties to conduct its clinical trials, and those third parties may not perform satisfactorily, including failing to meet established deadlines for the completion of any such clinical trials.

If the Company does not establish strategic collaborations, it may have to alter its research and development plans.

The Company has no manufacturing capacity and depends on third-party manufacturers to produce its pre-clinical and clinical trial drug supplies.

The Company anticipates continued reliance on third-party manufacturers if it is successful in obtaining marketing approval from the FDA and other regulatory agencies for any of its drug candidates.

The Company depends on third-party suppliers for key raw materials used in its manufacturing processes, and the loss of these third-party suppliers or their inability to supply the Company with adequate raw materials could harm its business.

Risks Related to the Company’s Intellectual Property

If the Company is unable to adequately protect the intellectual property relating to its drug candidates, or if it infringes the rights of others, its ability to successfully commercialize its drug candidates will be harmed.

The Company intends to license patent rights from third-party owners. Such licenses may be subject to early termination if it fails to comply with its obligations in its licenses with third parties.

Litigation regarding patents, patent applications and other proprietary rights may be expensive and time consuming. If the Company is involved in such litigation, it could cause delays in bringing drug candidates to market and harm its ability to operate.

The Company may be unable to adequately prevent disclosure of trade secrets and other proprietary information.

The Company may be subject to claims that its employees have wrongfully used or disclosed alleged trade secrets of their former employers.

Risks Relating to the Separation and the Distribution

The Company may not realize some or all of the potential benefits it expects from its separation from Elan.

If the IRS successfully challenges the tax-free treatment of the separation and distribution, our U.S. shareholders may incur substantial U.S. federal income tax liability.

The Company’s ability to operate its business effectively may suffer if it does not establish its own financial, administrative and other support functions in order to operate as a separate, stand-alone company, and the transition services Elan has agreed to provide may not be sufficient for its needs.

Prothena Corporation plc

Directors’ Report (continued)

Risks Relating to the Separation and the Distribution (continued)

The Company’s accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which it is subject as a publicly traded company. If it is unable to achieve and maintain effective internal controls, its business, financial position and results of operations could be adversely affected.

The Company’s historical financial information is not necessarily representative of the results it would have achieved as a separate, publicly traded company and may not be a reliable indicator of its future results.

The agreements the Company has entered into with Elan involve conflicts of interest and therefore may have materially disadvantageous terms to the Company.

The Company expects that it will be treated as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to its U.S. shareholders.

If there is any change to Irish tax law or the anticipated tax treatment of the distribution was challenged by the Revenue Commissioners of Ireland, relevant Irish holders of the Company’s ordinary shares may incur a charge to Irish tax as a result of receiving shares in connection with the distribution.

Relationships between certain of the Company’s executive officers and directors with its principal shareholder could adversely affect its other shareholders and/or present actual, potential or perceived conflicts of interest.

For as long as the Company is an emerging growth company, it will be exempt from certain reporting requirements, including those relating to accounting standards and disclosure about its executive compensation, that apply to other public companies.

Risks Related to the Company’s Ordinary Shares

A trading market may not develop to provide you with adequate liquidity for the Company’s ordinary shares. In addition, the market price of its shares may fluctuate widely.

The Company relies on permitted exemptions from certain SEC and NASDAQ corporate governance standards, which may afford less protection to the holders of its ordinary shares.

The Company does not anticipate paying cash dividends, and accordingly, shareholders must rely on share appreciation for any return on their investment.

Your percentage ownership in Prothena may be diluted in the future.

Future sales of the Company’s ordinary shares could adversely affect the trading price of its ordinary shares.

Irish law differs from the laws in effect in the United States and may afford less protection to holders of the Company’s ordinary shares.

Irish law differs from the laws in effect in the United States with respect to defending unwanted takeover proposals and may give the Company’s board of directors less ability to control negotiations with hostile offerors.

Prothena Corporation plc

Directors’ Report (continued)

Going Concern

These Consolidated Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Consolidated Financial Statements of Prothena are presented in U.S. dollars, which is the functional currency of Prothena, and have been prepared on a going concern basis. The financial information for all periods prior to the separation and distribution were prepared by aggregating financial information from the components of Prothena as described above. All financial information presented after December 20, 2012 was consolidated and includes the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

On this basis the directors consider it is appropriate to prepare the financial statements on a going concern basis. These financial statements do not include any adjustments that would result from the going concern basis of preparation being inappropriate.

Directors, Secretary and Their Interests

The directors who held office at 31 December 2012 had no interests other than those shown below in the shares of the Company.

Director	Nature of interest	2012 Interest	2011 Interest
Dale B. Schenk	Ordinary shares	211	—
Lars Ekman	Ordinary shares	243	—
Richard T. Collier	Ordinary shares	1,219	—
Shane Cooke	Ordinary shares	—	—
Christopher S. Henney(1)	Ordinary shares	—	—
Tara Nickerson	Ordinary shares	344	—

(1)	Dr. Henney was appointed to the board on March 16, 2013

According to the register of directors’ interests, no rights to subscribe for shares in the company or any group companies was granted to any of the directors or their immediate families, or exercised by them during the financial year.

Political Donations

During the year, the group and the Company did not make any donations disclosable in accordance with

The Electoral Act, 1997.

Prothena Corporation plc

Directors’ Report (continued)

Significant Shareholdings

The Company’s business consists of a substantial portion of Elan Corporation, plc’s (“Elan”) former drug discovery business platform, including Neotope Biosciences Limited and Onclave Therapeutics Limited, each former wholly-owned subsidiaries of Elan (which for the period prior to the separation and distribution is refered to herein as the “Prothena Business”). Prior to December 21, 2012, the Prothena Business operated as part of Elan and not as a separate stand-alone entity. After the separation of the Prothena Business from Elan, and the related distribution of its ordinary shares to Elan’s stockholders (which is refer to in this report as the “separation and distribution”), its ordinary shares began trading on The NASDAQ Global Market under the symbol “PRTA” on December 21, 2012.

The principal activity of the Company is an investment holding company.

Research and Development

During the years ended 31 December 2012 and 2011, the Company’s expenditure on research and development (“R&D”) activities amounted to $34.1 million and $24.2 million, respectively.

Subsidiary Undertakings

The Company’s subsidiaries are Neotope Biosciences Limited, Onclave Therapeutics Limited and Prothena Biosciences, Inc.

Financial Risk Management

Foreign Currency Risk

The Company conducts its business primarily in U.S. dollars except for its agreement with its contract manufacturer for clinical supplies, Boehringer Ingelheim. At this time, the Company’s foreign exchange risk is not material.

Interest Rate Sensitivity

The Company’s exposure to interest rate risk is limited to its cash equivalents, which consist of accounts maintained in money market funds. The Company has assessed that there is no material exposure to interest rate risk given the nature of money market funds. In general, money market funds are not subject to market risk because the interest paid on such funds fluctuates with the prevailing interest rate.

In the future, the Company anticipates that its exposure to interest rate risk will primarily be related to its investment portfolio. The Company intends to invest any surplus funds in accordance with a policy approved by its board of directors which will specify the categories, allocations, and ratings of securities it may consider for investment. The primary objectives of the Company’s investment policy will be to preserve principal and maintain proper liquidity to meet its operating requirements. The Company’s investment policy will also specify credit quality standards for its investments and limits the amount of credit exposure to any single issue, issuer or type of investment.

Prothena Corporation plc

Directors’ Report (continued)

Financial Risk Management (continued)

Credit Risk

All of the Company’s accounts receivables are due from a single customer (Elan) to whom it provides R&D services. Due to Elan’s substantial financial resources, the Company does not believe that its credit risk is significant.

Accounting Records

The directors believe that they have complied with the requirement of Section 202 of the Companies Act, 1990 with regard to books of account by employing personnel with appropriate expertise and by providing adequate resources to the financial function. The books of account of the Company are maintained in accordance with Section 202(1)(6) of the Companies Act.

Auditor

During the period, KPMG Chartered Accountants were appointed as auditors and in accordance with Section 160(2) of the Companies Act, 1963, will continue in office.

On behalf of the board:

/s/ Dale Schenk	/s/ Shane Cooke

Dale Schenk	Shane Cooke	April 24, 2013
Director	Director

Prothena Corporation plc

Statement of Directors’ Responsibilities

The directors are responsible for preparing the directors’ report and Consolidated Financial Statements in accordance with applicable law and regulations.

Company law requires the directors to prepare Consolidated Financial Statements for each financial period which give a true and fair view of the state of affairs of the parent company and group and of the profit or loss of the group for the period then ended. Under that law, the directors have elected to prepare the Consolidated Financial Statements in accordance with Section 1 of the Companies (Miscellaneous Provisions) Act 2009 (as amended), which provides that a true and fair view of the state of affairs and profit or loss may be given by preparing the Consolidated Financial Statements and parent company financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), as defined in Section 1(1) of the Companies (Miscellaneous Provisions) Act 2009 (as amended), to the extent that the use of those principles in the preparation of the financial statements does not contravene any provision of the Companies Acts or of any regulations made thereunder.

In preparing each the Consolidated Financial Statements and the financial statements of the parent company (collectively the ‘financial statements’), the directors are required to:

•	select suitable accounting policies and then apply them consistently;

•	make judgements and estimates that are reasonable and prudent;

•	prepare the financial statements on the going concern basis unless it is inappropriate to presume that the group and the Company will continue in business.

The directors are responsible for keeping proper books of account that disclose with reasonable accuracy at any time the financial position of the group and the Company and to enable them to ensure that its financial statements comply with the Companies Acts, 1963 to 2012. They are also responsible for taking such steps as are reasonably open to them to safeguard the assets of the Company and to prevent and detect fraud and other irregularities.

The directors are responsible for the maintenance and integrity of the corporate and financial information included on the group’s website. Legislation in the Republic of Ireland governing the preparation and dissemination of financial statements may differ from legislation in other jurisdictions.

The directors are also responsible for preparing a directors’ report that complies with the requirements of the Companies Acts, 1963 to 2012.

On behalf of the board:

/s/ Dale Schenk	/s/ Shane Cooke

Dale Schenk	Shane Cooke	April 24, 2013
Director	Director

Independent Auditor’s Report to the Members of Prothena Corporation plc

We have audited the group and the company financial statements (the ‘‘financial statements’’) of Prothena Corporation plc for the year ended 31 December 2012 which comprise the Consolidated Balance Sheet, the Consolidated Statement of Operations, the Consolidated Statement of Cash Flows, the Consolidated Statement of Shareholders’ equity and parent company Balance Sheet, Statement of Cash Flows, Statement of Shareholders’ Equity and related notes. These financial statements have been prepared under the accounting policies set out therein.

This report is made solely to the Company’s members, as a body, in accordance with Section 193 of the Companies Act, 1990. Our audit work has been undertaken so that we might state to the Company’s members those matters we are required to state to them in an auditor’s report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the Company and the Company’s members as a body, for our audit work, for this report, or for the opinions we have formed.

Respective Responsibilities of Directors and Auditors

The statement of directors’ responsibilities on page 9 sets out the directors’ responsibilities for preparing the directors’ report, the group financial statements in accordance with applicable law and Generally Accepted Accounting Principles in the United States (“U.S. GAAP”) as defined in Section 1(1) of the Companies (Miscellaneous Provisions) Act 2009, to the extent that the use of those principles in the financial statements does not contravene any provision of the Companies Acts or of any regulation made thereunder, and for preparing the parent company financial statements in accordance with applicable law and the accounting standards issued by the Accounting Standards Board and promulgated by the Institute of Chartered Accountants in Ireland (Generally Accepted Accounting Practice in Ireland).

Our responsibility is to audit the financial statements in accordance with relevant legal and regulatory requirements and International Standards on Auditing (United Kingdom and Ireland).

We report to you our opinion as to whether the group financial statements give a true and fair view in accordance with U.S. GAAP to the extent that the use of those principles in the financial statements does not contravene any provision of the Companies Acts, 1963 to 2012 or of any regulations made thereunder, and have been properly prepared in accordance with the Companies Acts, 1963 to 2012, and whether, in addition, the parent company financial statements give a true and fair view in accordance with U.S. GAAP and have been properly prepared in accordance with the Companies Acts, 1963 to 2012.

We also report to you, in our opinion whether: proper books of account have been kept by the Company; whether at the balance sheet date, there exists a financial situation requiring the convening of an extraordinary general meeting of the Company; and whether the information given in the directors’ report is consistent with the financial statements. In addition, we state whether we have obtained all the information and explanations necessary for the purposes of our audit, and whether the parent company balance sheet is in agreement with the books of account.

We also report to you if, in our opinion, any information specified by law regarding directors’ remuneration and directors’ transactions is not disclosed and, where practicable, include such information in our report.

We read the directors’ report and consider the implications for our report if we become aware of any apparent misstatements or material inconsistencies with the audited financial statements.

Independent Auditor’s Report to the members of Prothena Corporation plc (continued)

Basis of Audit Opinion

We conducted our audit in accordance with International Standards on Auditing (UK and Ireland) issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the group’s and the Company’s circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

Opinion

In our opinion:

•

the group financial statements give a true and fair view, in accordance with U.S. GAAP to the extent that the use of those principles in the financial statement does not contravene any provision of the Companies Acts, 1963 to 2012 or of any regulation made thereunder, of the state of the group’s affairs as of 31 December 2012 and of its loss for the year then ended;

•	the parent company financial statements give a true and fair view, in accordance with U.S. GAAP, of the state of the Company’s affairs as of 31 December 2012; and

•	the group and the company financial statements have been properly prepared in accordance with the Companies Acts, 1963 to 2012.

Other matters

We have obtained all the information and explanations which we consider necessary for the purposes of our audit. In our opinion proper books of account have been kept by the Company. The Company’s Consolidated Balance Sheets is in agreement with the books of account.

In our opinion, the information given in the directors’ report is consistent with the financial statements.

The net assets of the Company, as stated in the Company’s Consolidated Balance Sheets are more than half of the amount of its called-up share capital, and, in our opinion, on that basis there did not exist at 31 December 2012 a financial situation which, under Section 40(1) of the Companies (Amendment) Act, 1983, may require the convening of an extraordinary general meeting of the Company.

/s/ Sean O’Keefe
Sean O’Keefe	April 24, 2013
for and on behalf of
KPMG
Chartered Accountants, Statutory Audit firm
1 Stokes Place
St. Stephens Green
Dublin 2 Ireland

Prothena Corporation plc

Consolidated Balance Sheets

As of 31 December 2012 and 2011

(in thousands, except par value)

	2012	2011
Assets	$	$
Current assets:
Cash and cash equivalents	124,860	-
Receivables from related party	223	-
Deferred tax assets	73	-
Prepaid and other current assets	685	124

Total current assets	125,841	124
Non-current assets:
Property and equipment, net	3,393	2,539
Intangible assets, net	49	70
Other non-current assets	-	885

Total non-current assets	3,442	3,494

Total assets	129,283	3,618

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	-	380
Accrued research and development expenses	47	5,542
Income taxes payable	27	-
Other current liabilities	1,670	2,482

Total current liabilities	1,744	8,404
Non-current liabilities	1,055	1,650

Total liabilities	2,799	10,054

Shareholders’ equity
Ordinary shares, $0.01 par value; 100,000 shares authorised; 17,679 and 0 shares issued and outstanding at 31 December 2012 and 2011, respectively	177	-
Additional paid-in capital	126,652	-
Accumulated deficit	(345)	-
Parent company equity	-	(6,436)

Total shareholders’ equity (deficit)	126,484	(6,436)

Total liabilities and shareholders’ equity	129,283	3,618

See accompanying notes to Consolidated Financial Statements.

/s/ Dale Schenk	/s/ Shane Cooke
Dale Schenk	Shane Cooke	April 24, 2013
Director	Director

Prothena Corporation plc

Consolidated Statements of Operations

For the Years Ended 31 December 2012 and 2011

(in thousands, except par value)

	2012 $	2011 $

Revenue – related party	2,658	507
Operating expenses:
Research and development expenses	(34,139)	(24,172)
General and administrative expenses	(9,929)	(5,579)

Total operating expenses	(44,068)	(29,751)

Loss from operations	(41,410)	(29,244)
Interest income	5	-

Loss before income taxes	(41,405)	(29,244)
Provision for income taxes	6	426

Net and comprehensive loss	(41,411)	(29,670)

Basic and diluted net loss per share	(2.84)	(2.05)

Share used to compute basis and diluted net loss per share	14,593	14,497

See accompanying notes to Consolidated Financial Statements.

/s/ Dale Schenk	/s/ Shane Cooke
Dale Schenk	Shane Cooke	April 24, 2013
Director	Director

Prothena Corporation plc

Consolidated Statements of Cash Flows

For the Years Ended 31 December 2012 and 2011

(in thousands)

	2012	2011
	$	$
Cash flows from operating activities:
Net loss	(41,411)	(29,670)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortisation	468	391
Share based compensation	6,098	2,972
Changes in operating assets and liabilities:
Receivables from related party	(223)	-
Other assets	(467)	(146)
Accounts payable, accruals and other liabilities	(6,537)	6,756

Net cash used in operating activities	(42,072)	(19,697)

Cash flows from investing activities:
Purchase of property and equipment	(1,301)	(510)
Purchase of intangible assets	-	(85)

Net cash used in investing activities	(1,301)	(595)

Cash flows from financing activities:
Proceeds from funding provided by Elan	145,233	20,292
Repayment of funding provided by Elan	(3,000)	-
Proceeds from issuance of ordinary shares by Elan	26,000	-

Net cash provided by financing activities	168,233	20,292

Net increase in cash and cash equivalents	124,860	-
Cash and cash equivalents at beginning of year	-	-

Cash and cash equivalents at end of year	124,860	-

See accompanying notes to Consolidated Financial Statements.

Prothena Corporation plc

Consolidated Statements of Shareholders’ Equity

For the Years Ended 31 December 2012 and 2011

(in thousands)

	Ordinary Shares		Additional Paid-in	Accumulated	Parent Company	Total Shareholders’ Equity
	Number	Amount	Capital	Deficit	Equity	Deficit
		$	$	$	$	$

Balances at 31 December 2010	-	-	-	-	(30)	(30)
Net loss	-	-	-	-	(29,670)	(29,670)
Share based compensation	-	-	-	-	2,972	2,972
Net funding provided by Elan	-	-	-	-	20,292	20,292

Balance at 31 December 2011	-	-	-	-	(6,436)	(6,436)
Contribution of net assets to Prothena and issuance of ordinary shares	14,497	145	100,684	-	(100,829)	-
Issuance of ordinary shares to Elan	3,182	32	25,968	-	-	26,000
Net loss	-	-	-	(345)	(41,066)	(41,411)
Share based compensation	-	-	-	-	6,098	6,098
Net funding provided by Elan	-	-	-	-	142,233	142,233

Balance at 31 December 2012	17,679	177	126,652	(345)	-	126,484

See accompanying notes to Consolidated Financial Statements.

Prothena Corporation plc

Notes

forming part of the Consolidated Financial Statements

1.	Organisation

Description of Business

Prothena Corporation plc (“Prothena” or the “Company”) is a newly formed, public limited company incorporated in Ireland. Prothena is a clinical stage biotechnology company focused on the discovery and development of novel antibodies for the potential treatment of a broad range of diseases that involve protein misfolding or cell adhesion. The Company is focused on the discovery and development of potential therapeutic monoclonal antibodies directed specifically to disease causing proteins. These potential therapies have a broad range of indications including AL and AA forms of amyloidosis (NEOD001), Parkinson’s disease and related synucleinopathies (PRX002), and novel cell adhesion targets involved in autoimmune disease and metastatic cancers (PRX003). The Company has initiated a Phase 1 clinical trial for NEOD001 with the first patient dosing in April 2013. The Phase 1 clinical trial of NEOD001 will evaluate safety and tolerability in AL Amyloidosis patients. The Company also plans to initiate Phase 1 clinical trials for PRX002 and PRX003 in 2014 and 2015, respectively. The Company’s strategy is to identify antibody candidates for clinical development by applying its extensive expertise in generating novel therapeutic antibodies and working with collaborators having expertise in specific animal models of disease.

Prothena’s business consists of a substantial portion of Elan’s former drug discovery business platform, including Neotope Biosciences Limited (and its wholly-owned subsidiary Prothena Biosciences, Inc.) and Onclave Therapeutics Limited, each former wholly-owned subsidiaries of Elan (which for the period prior to separation and distribution we refer to herein as the “Prothena Business”). Effective December 20, 2012, the Prothena Business separated from Elan.

Basis of Preparation and Presentation of Financial Information

The Prothena Business has historically operated as part of Elan and not as a separate stand-alone entity. Prior to the separation on December 20, 2012, the Consolidated Financial Statements of Prothena have been prepared on a “carve-out” basis from the Consolidated Financial Statements of Elan to represent the financial position and performance of Prothena as if the Company had existed on a stand-alone basis and as if Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 810, “Consolidation,” had been applied throughout. The accompanying Consolidated Financial Statements prior to December 21, 2012 include only those assets and liabilities that management has determined are specifically identifiable to Prothena and allocations of direct costs and indirect costs attributable to our operations. The indirect costs included in our Consolidated Financial Statements relate to certain centralized support functions that were provided by Elan. All intragroup transactions within the Prothena Business have been eliminated in the Consolidated Financial Statements and are not disclosed.

These Consolidated Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Consolidated Financial Statements of Prothena are presented in U.S. dollars, which is the functional currency of Prothena, and have been prepared on a going concern basis. The financial information for all periods prior to the separation and distribution were prepared by aggregating financial information from the components of Prothena as described above. All financial information presented after December 20, 2012 was consolidated and includes the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Prothena Corporation plc

Notes (continued)

1.	Organisation (continued)

Basis of Preparation and Presentation of Financial Information

The centralized support functions provided to us by Elan included, but were not limited to, accounting, information technology, taxation, legal, corporate strategy, investor relations, corporate governance and other professional services, employee benefit administration, including equity award and pension services, and cash and treasury management. Centralized support costs allocated to the Prothena business for the years ended December 31, 2012 and 2011 were $7.7 million and $4.0 million, respectively. These costs have been allocated to us for the purposes of preparing the Consolidated Financial Statements based on estimated usage of the resources by us. The estimated usage of the central support resources allocated to us has been determined by estimating our portion of the most appropriate driver of each category of central support costs such as headcount or labor hours, depending on the nature of the costs. We believe that such allocations have been made on a reasonable basis, but may not necessarily be indicative of the costs that would have been incurred if we had operated on a standalone basis.

Elan used a centralized approach to manage substantially all of its liquid resources and to finance its operations and, as a result, no separate cash accounts for Prothena were historically maintained, and debt and liquid resources maintained at the Elan group level are not included in the accompanying Consolidated Financial Statements prior to the separation. Elan has historically funded all of Prothena’s operating and capital resource requirements. The parent company equity balance in the Consolidated Financial Statements constitutes Elan’s investment in Prothena and represents the excess of total liabilities over total assets (or excess of total assets over total liabilities), including the netting of intercompany funding balances between Prothena and Elan. Changes in parent company equity represent Elan’s net investment in Prothena, after giving effect to its net loss, contributions from Elan in the form of share-based compensation to Prothena’s employees and net funding provided by Elan.

Liquidity and Business Risks

As part of the separation and distribution process described above, Elan made a net cash investment in the Prothena Business of $99.0 million. Elan also made a $26.0 million cash payment to Prothena to purchase 18% of the outstanding ordinary shares of Prothena (as calculated immediately following the purchase). As of December 31, 2012, Prothena has $124.9 million in cash and cash equivalents. Management believes that the Company’s cash and cash equivalents at December 31, 2012 will be sufficient to meet the Company’s obligations for at least the next twelve months based on management’s current business plans. If the Company elects to increase its spending on development programs significantly above current long-term plans or enters into potential licenses and other acquisitions of complementary technologies, products or companies, the Company may need additional capital. The Company expects to continue to finance future cash needs that exceed its operating activities primarily through its current cash and cash equivalents, and to the extent necessary, through proceeds from equity or debt financings, loans and collaborative agreements with corporate partners.

Prothena Corporation plc

Notes (continued)

1.	Organisation (continued)

Liquidity and Business Risks (continued)

The Company is subject to a number of risks, including: its ability to successfully commercialize its product candidates, if approved; the uncertainty of the Company’s research and development efforts resulting in future successful commercial products; obtaining regulatory approval for new products; significant competition from larger organizations; reliance on the proprietary technology of others; dependence on key personnel; uncertain patent protection; dependence on corporate partners and collaborators; and possible restrictions on reimbursement from governmental agencies and healthcare organizations, as well as other changes in the health care industry.

The Company is dependent on Boehringer Ingelheim to manufacture its clinical supplies of NEOD001, a monoclonal antibody. An inability to obtain product supply could have a material adverse impact on the Company’s business, financial condition and results of operations.

Use of Estimates

The preparation of the Consolidated Financial Statements in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Because of the uncertainties inherent in such estimates, actual results may differ materially from these estimates.

2.	Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all highly liquid investments held at financial institutions, such as commercial paper, money market funds, and other money market securities with original maturities of three months or less at date of purchase to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method based on estimated useful lives as follows:

Leasehold improvements	Shorter of expected useful life or lease term
Property and equipment	3-10 years

Impairment of Long-lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require that a long-lived asset be tested for possible impairment, the Company compares the undiscounted cash flows expected to be generated by the asset to the carrying amount of the asset. If the carrying amount of the long-lived asset is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value. The Company determines fair value using the income approach based on the present value of expected future cash flows. The Company’s cash flow assumptions consider historical and forecasted revenue and operating costs and other relevant factors.

Prothena Corporation plc

Notes (continued)

2.	Summary of Significant Accounting Policies (continued)

Revenue

Revenue is recognized when earned and non-refundable, when payment is reasonably assured, and when there is no future obligation with respect to the revenue, in accordance with the terms prescribed in the applicable contract. Advance payments received in excess of amounts earned are classified as deferred revenue until earned. Up-front fees are deferred and amortized to the income statement over the performance period. The performance period is the period over which the Company expects to provide services as determined by the contract provisions.

Research and Development

Research and development costs are expensed as incurred.

Share-based Compensation

To determine the fair value of share-based payment awards, the Company uses a binomial option-pricing model for its stock options and the Black-Scholes option-pricing model for its EEPP awards. The determination of fair value using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of complex and subjective variables. Share-based compensation expense is recognized on a straight-line basis over the requisite service period for each award. Further, share-based compensation expense recognized in the Consolidated Statements of Operations is based on awards expected to vest and therefore the amount of expense has been reduced for estimated forfeitures. If actual forfeitures differ from estimates at the time of grant they will be revised in subsequent periods. The Company bases its assumptions on historical data when available or when not available, on a peer group of companies. If factors change and different assumptions are employed in determining the fair value of share-based awards, the share-based compensation expense recorded in future periods may differ significantly from what was recorded in the current period (see Note 7 for further information).

Total share-based compensation expense recorded in these Consolidated Financial Statements for the years ended December 31, 2012 and 2011 was allocated to the Company based on awards from Elan equity plans granted to Elan employees who have, directly or indirectly, provided services to the Company.

With respect to Elan options and RSUs held by Elan employees that became employees of Prothena effective upon the separation and distribution:

•

unvested Elan options and RSUs that would otherwise have vested within twelve months following the effective date of the separation and distribution vested immediately upon the separation and distribution, with the RSUs (which by their terms are settled upon vesting) settled in Elan ordinary shares or Elan ADSs in accordance with their terms

•	other unvested Elan options and RSUs were forfeited; and
•

all vested Elan options (including options the vesting of which were accelerated as described above) will be required to be exercised for Elan ordinary shares or Elan ADSs within twelve months of the effective date of the separation and distribution, or will be forfeited.

Prothena Corporation plc

Notes (continued)

2.	Summary of Significant Accounting Policies (continued)

Share-based Compensation (continued)

However, for Elan employees who are aged 55 or over with at least five years of service and who became employees of the Company, unvested Elan options and RSUs became fully vested and exercisable upon the separation and distribution, with the RSUs (which, by their terms, are settled upon vesting) settled in Elan ordinary shares or Elan ADSs in accordance with their terms, and with Elan options being exercisable for one year following the separation and distribution. Similarly, unvested Elan options and RSUs held by Dr. Schenk, became fully vested and exercisable upon the separation and distribution, with the RSUs (which, by their terms are settled upon vesting) settled in Elan ordinary shares or Elan ADSs in accordance with their terms, and with Elan options being exercisable for two years following the separation and distribution.

The Company will not recognize any expense going forward in relation to the existing Elan equity-based awards as the Company’s employees are not required to provide service after the separation and distribution in order to receive the awards. The share-based compensation expense relating to the changes described above is a non-recurring charge that is directly attributable to Elan as part of the separation and distribution of the Prothena Business, therefore it was not recorded in the Company’s financial statements.

Income Taxes

The operations of the Prothena Business were historically included in Elan’s consolidated U.S. federal and state income tax returns and in tax returns of certain Elan foreign subsidiaries. Income taxes reflected in these financial statements have been calculated as if the business were a separate taxable group for the periods presented and consistent with the asset and liability method prescribed by ASC 740 “Income Taxes,” (“ASC 740”).

Deferred tax assets (“DTAs”) and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using the enacted tax rates projected to be in effect for the year in which the differences are expected to reverse. DTAs are recognized for the expected future tax consequences, for all deductible temporary differences and operating loss carry-forwards. A valuation allowance is required for DTAs if, based on available evidence, it is more likely than not that all or some of the asset will not be realized due to the inability to generate sufficient future taxable income.

Significant estimates are required in determining our provision for income taxes. Some of these estimates are based on management’s interpretations of jurisdiction-specific tax laws or regulations. Various internal and external factors may have favorable or unfavorable effects on the future effective income tax rate of the business. These factors include, but are not limited to, changes in tax laws, regulations and/or rates, changing interpretations of existing tax laws or regulations, changes in estimates of prior years’ items, past and future levels of R&D spending and changes in overall levels of income before taxes.

Prothena Corporation plc

Notes (continued)

2.	Summary of Significant Accounting Policies (continued)

Income Taxes

The tax benefit from an uncertain tax position is recognized only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. Interest and penalties related to unrecognized tax benefits are accounted for in income tax expense.

Net Loss Per Share

Basic net loss per share is calculated by dividing net loss by the weighted-average number of ordinary shares outstanding during the period. Diluted net loss per share is equal to basic net loss per share as the Company had no potentially dilutive securities outstanding for any of the periods presented. Prior to the separation and distribution, the Company operated as part of Elan and not as a separate entity. As a result, the Company did not have any ordinary shares outstanding prior to December 21, 2012. The calculation of basic and diluted net loss per share assumes that the 14,497,000 shares issued to Elan shareholders in connection with the separation from Elan have been outstanding for all periods presented and that the 3,182,000 shares purchased by Elan upon separation have been outstanding since December 20, 2012.

Net loss per share was determined as follows during the years ended December 31 (in thousands, except per share amounts):

	2012	2011
	$	$
Net loss	(41,411)	(29,670)
Weighted average ordinary shares outstanding	14,593	14,497

Basic and diluted net loss per share	(2.84)	(2.05)

Comprehensive Loss

Comprehensive loss is comprised of net loss and other comprehensive income (loss). The Company has no components of other comprehensive income (loss), and accordingly, net loss equals comprehensive loss for all periods presented.

Prothena Corporation plc

Notes (continued)

2.	Summary of Significant Accounting Policies (continued)

Segment, Geographical and Customer Concentration

The Company operates in one segment. The Company’s chief operating decision maker (the “CODM”), its Chief Executive Officer, manages the Company’s operations on a consolidated basis for purposes of allocating resources. When evaluating the Company’s financial performance, the CODM reviews all financial information on a consolidated basis. All of the Company’s principal operations and decision-making functions are located in the United States.

The Company’s revenues have been from Ireland for all periods presented, while all of its assets were held in the United States. Revenue recorded in the statements of operations consists of fees earned from the provision of non-clinical research support to Elan, primarily in the areas of safety, toxicology and regulatory. The fees charged to Elan were calculated based on the expenses incurred by the Company in the provision of those R&D services, plus a contractually determined mark-up of those expenses.

Recent Accounting Pronouncements

In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurement (“Topic 820”): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs”, which results in common fair value measurement and disclosure requirements in U.S. GAAP and IFRS. The amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. Some of the amendments clarify the FASB’s intent about the application of existing fair value measurement requirements while other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The adoption of ASU 2011-04 impacts the Company’s disclosures but did not have a material impact on its financial position, results of operations or cash flows. This standard was adopted by the Company during the year ended December 31, 2011.

3.	Fair Value Measurements

Fair value is the amount at which a financial instrument could be exchanged in an arms-length transaction between informed and willing parties, other than in a forced or liquidation sale. The following financial instruments are not measured at fair value on the Company’s Consolidated Balance Sheet at December 31, 2012, but require disclosure of their fair values: accounts receivable, accounts payable and accrued expenses. The estimated fair value of such instruments at December 31, 2012 approximates their carrying value as reported on the Consolidated Balance Sheet. The fair values of such financial instruments are determined using the income approach based on the present value of estimated future cash flows. There have been no changes in the Company’s valuation technique during the year ended December 31, 2012. The fair value of all of these instruments would be categorized as Level 2 of the fair value hierarchy.

The fair value of financial assets and liabilities is measured under a framework that establishes “levels” which are defined as follows: Level 1 fair value is determined from observable, quoted prices in active markets for identical assets or liabilities. Level 2 fair value is determined from quoted prices for similar items in active markets or quoted prices for identical or similar items in markets that are not active. Level 3 fair value is determined using the entity’s own assumptions about the inputs that market participants would use in pricing an asset or liability. The Company did not have any investment holdings prior to the separation and distribution of the Prothena Business from Elan on December 20, 2012.

Prothena Corporation plc

Notes (continued)

3.	Fair Value Measurements (continued)

The Company’s level 2 securities are valued using third-party pricing sources, which consisted of $103.5 million in money market funds included in cash and cash equivalents at December 31, 2012. The pricing services utilize industry standard valuation models, including both income and market-based approaches, for which all significant inputs are observable, either directly or indirectly, to estimate fair value. These inputs include reported trades of and broker/dealer quotes on the same or similar securities, issuer credit spreads, benchmark securities, prepayment/default projections based on historical data and other observable inputs. The Company validates the prices provided by its third-party pricing services by understanding the models used, obtaining market values from other pricing sources, analyzing pricing data in certain instances and confirming those securities traded in active markets.

There were no other-than-temporary impairments during the years ended December 31, 2012 and 2011.

4.	Composition of Certain Balance Sheet Items

Property and Equipment

Property and equipment consisted of the following at December 31 (in thousands):

	2012	2011
	$	$

Machinery and equipment	5,449	2,313
Leasehold improvements	1,651	794
Less: accumulated depreciation and amortisation	(3,707)	(568)

Property and equipment, net	3,393	2,539

Depreciation expense was $447,000 and $377,000 for the years ended December 31, 2012 and 2011, respectively.

Intangible Assets

Intangible assets consisted of the following at December 31 (in thousands):

	2012	2011
	$	$

Purchased computer software	85	85
Less: accumulated amortisation	(36)	(15)

Intangible assets, net	49	70

Prothena Corporation plc

Notes (continued)

4.	Composition of Certain Balance Sheet Items (continued)

Intangible Assets (continued)

Intangible assets are amortized on a straight line basis over their expected life, which we estimate to be four years. Amortization expense was $21,000 and $14,000 for the years ended December 31, 2012 and 2011, respectively. The estimated aggregate amortization expense for 2013, 2014 and 2015 is $21,000, $21,000 and $7,000, respectively.

Other Non-current Assets

Certain employees that provided services to the Prothena Business prior to the separation and distribution participated in Elan’s deferred compensation plans. Other non-current assets at December 31, 2011 are primarily comprised of assets relating to these plans. These plan assets, and the associated obligation to plan participants, were retained by Elan at the time of the separation and distribution.

Other Current Liabilities

Other current liabilities consisted of the following at December 31 (in thousands):

	2012	2011
	$	$

Payroll and related taxes	1,592	2,097
Deferred rent	51	51
G&A accruals	27	97
Deferred compensation	-	166
Other accruals	-	71

	1,670	2,482

Non-current Liabilities

Non-current liabilities consisted of the following at December 31 (in thousands):

	2012	2011
	$	$

Deferred rent	1,055	932
Deferred compensation	-	718

	1,055	1,650

Prothena Corporation plc

Notes (continued)

5.	Commitments and Contingencies

Building Lease

In March 2010, Elan entered into a lease agreement for certain premises within a building in South San Francisco, California with a commencement date in November 2010 and a ten year lease term. The lease, as amended, provides for approximately 36,500 of rentable square feet at a base rent that increases annually. In connection with the separation and distribution, this lease agreement was assigned to Prothena Biosciences, Inc. Rental payments on operating leases are charged to expense on a straight-line basis over the period of the lease.

Future minimum rental commitments under the operating lease were as follows at December 31, 2012 (in thousands):

Due in:	$
2013	1,155
2014	1,261
2015	1,342
2016	1,396
2017	1,452
Thereafter	4,569

Total	11,175

Rent expense for years ended December 31, 2012 and 2011 was $1,317,000 and $1,530,000, respectively.

Purchase Commitments

The Company had commitments to suppliers for purchases totalling $1,298,000 at December 31, 2012.

6.	Shareholder’s Equity

Ordinary Shares

At December 31, 2012, the Company had 100,000,000 ordinary shares authorized for issuance with a par value of $0.01 per share and 17,679,182 shares issued and outstanding. Each ordinary share is entitled to one vote and, on a pro rata basis, to dividends when declared and the remaining assets of the Company in the event of a winding up.

Issuance of Ordinary shares

On December 20, 2012, in connection with the separation and distribution, the Company issued 14,496,929 ordinary shares to holders of record of Elan ordinary shares and Elan American Depository Shares. Concurrently, the Company issued 3,182,253 ordinary shares to Elan for cash consideration of $26.0 million.

Prothena Corporation plc

Notes (continued)

6.	Shareholder’s Equity (continued)

Euro Deferred Shares

At December 31, 2012, the Company had 10,000 euro deferred shares authorized for issuance with a nominal value of €22 per share, 1,750 shares were issued and no shares are outstanding at December 31, 2012 as the issued shares were redeemed by the Company and cancelled after the distribution on December 20, 2012. The rights and restrictions attaching to the euro deferred shares rank pari passu with the ordinary shares and are treated as a single class in all respects.

7.	Share-Based Compensation Expense

The Prothena Corporation plc 2012 Long Term Incentive Plan

The Company’s 2012 Long Term Incentive Plan (“LTIP”) provides for the issuance of common share-based awards, including restricted shares, restricted share units, share options, share appreciation rights and other equity-based awards, to its employees, officers, directors and consultants. Under the plan, the Company is authorized to issue a total of 2,650,000 shares. As of December 31, 2012, the Company has not issued any share-based equity awards to its employees under the Company’s LTIP.

Elan’s Share-based Compensation Awards

Prior to the separation and distribution of the Prothena Business on December 20, 2012, the Company’s employees had received share-based compensation awards under Elan’s equity compensation plans and, therefore, the following disclosures pertain to share-based compensation expense that was allocated to the Prothena Business related to Elan’s share-based equity awards. Elan’s equity award program provided for the issuance of share options, RSUs and other equity awards to its employees, including employees that have directly and indirectly provided service to the Prothena Business. The share-based payment compensation expense recognized in these Consolidated Financial Statements includes all of the share-based payment expenses directly attributable to the Prothena Business and an allocation of indirect expenses that have been deemed attributable to the Prothena Business for all periods presented. The Company will not recognize any expense going forward in relation to the existing Elan equity-based awards as its employees are not required to provide service after the separation and distribution in order to receive the awards.

Prothena Corporation plc

Notes (continued)

7.	Share-Based Compensation Expense (continued)

The following table summarizes share-based compensation expense recognized during the years ended December 31 (in thousands):

	2012	2011
	$	$

Research and development expenses – direct	6,093	2,819
General and administrative expenses – direct	5	153

Total direct expenses	6,098	2,972
General and administrative expenses – allocated	1,445	594

	7,543	3,566

Share-based Compensation Expense

Share-based compensation expense is measured and recognized based on estimated grant date fair values. These awards include employee stock options and RSUs, and stock purchases related to Elan’s employee equity purchase plan (“EEPP”). Share-based compensation cost for stock options and ordinary shares issued under Elan’s EEPP is estimated at the grant date based on each option’s fair value as calculated using an option-pricing model. Share-based compensation cost for RSUs is measured based on the closing fair market value of Elan’s ordinary shares on the date of grant. The value of awards expected to vest is recognized as an expense over the requisite service periods. Estimating the fair value of share-based awards as of the grant or vest date using an option-pricing model, such as the binomial model, is affected by Elan’s share price as well as assumptions regarding a number of complex variables. These variables include, but are not limited to, the expected share price volatility over the term of the awards, risk-free interest rates, and actual and projected employee exercise behaviors.

The following table summarizes share-based compensation expense related to award type during the years ended December 31 (in thousands):

	2012	2011
	$	$

RSUs	3,477	1,708
Stock options	2,598	1,247
EEPP	23	17

Share-based compensation expense – direct	6,098	2,972
Share-based compensation expense – allocated	1,445	594

	7,543	3,566

Prothena Corporation plc

Notes (continued)

7.	Share-Based Compensation Expense (continued)

Restricted Share Units

Elan granted RSUs to its employees, including employees that have directly and indirectly provided service to the Prothena Business. The RSUs generally vest between one and three years from the grant date and shares are issued to RSU holders as soon as practicable following vesting. The fair value of services received by the Prothena Business in return for the RSUs is measured by reference to the fair value of the underlying shares at grant date. The total fair value expensed over the vesting terms of RSUs that became fully vested was $506,000 and $1,069,000 in 2012 and 2011, respectively.

The non-vested RSUs relating to the employees that provided directly attributable service to the Prothena Business are summarized as follows (in thousands, except fair value amounts):

		Weighted Average
	RSUs	Grant Date Fair Value
		$

Non-vested at 31 December 2010	229	9.67
Granted	195	6.80
Vested	(132)	9.85

Non-vested at 31 December 2011	292	7.67
Granted	166	13.19
Vested	(348)	9.44
Forfeited	(110)	10.10

Non-vested at 31 December 2012	-	-

Stock Options

Stock options are granted at the price equal to the market value at the date of grant and will expire on a date not later than 10 years after their grant. Options generally vest between one and four years from the grant date.

The following table summarizes the number of options outstanding as of December 31 that were held by the employees that provided directly attributable service to the Prothena Business (in thousands):

	2012	2011

1996 plan	46	96
1999 plan	35	57
2006 long term incentive plan	924	671

Total	1,005	824

Prothena Corporation plc

Notes (continued)

7.	Share-Based Compensation Expense (continued)

The total stock options outstanding, vested and expected to vest, and exercisable that are held by the employees that provided directly attributable service to the Prothena Business are summarized as follows:

	Options	WAEP (1)	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
	(in thousands)	$	(in years)	($ in thousands)

Outstanding at 31 December 2010	627	16.70
Granted	324	6.82
Exercised	(60)	7.41
Expired	(67)	57.33

Outstanding at 31 December 2011	824	10.21
Granted	398	13.17
Exercised	(127)	6.59
Forfeited	(84)	12.66
Expired	(6)	14.07

Outstanding, exercisable and vested at 31 December 2012	1,005	11.17	6.8	1,494

(1)	Weighted-average exercise price

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between Elan’s closing share price on the last trading day of 2012 and the exercise price, multiplied by the number of in-the-money options) that would have been received by direct option holders had all these option holders exercised their options on December 31, 2012. This amount changes based on the fair market value of Elan’s ordinary shares. The total intrinsic value of options exercised in 2012 was $765,000. The total fair value expensed over the vesting terms of options that became fully vested in 2012 and 2011 was $505,000 and $1,232,000, respectively.

Prothena Corporation plc

Notes (continued)

7.	Share-Based Compensation Expense (continued)

At December 31, 2012, the range of exercise prices and weighted-average remaining contractual life of outstanding and exercisable options were as follows:

	Options Outstanding and Exercisable
	Options Outstanding	Weighted Average Remaining Contractual Life	WAEP
	(in thousands)	(in years)	$

$4.92 - $9.26	418	7.5	6.80
$10.77 - $25.95	587	6.4	14.28

$4.92 – $25.95	1,005	6.8	11.17

Equity-settled share-based payments expense recognized in the Carve-out Combined Financial Statements are based on the fair value of the awards measured at the date of grant. The graded-vesting attribution method is used for recognizing share-based compensation expense over the requisite service period for each separately vesting tranche of award as though the awards were, in substance, multiple awards.

The fair value of stock options is calculated using a binomial option-pricing model and the fair value of options issued under the EEPP is calculated using the Black-Scholes option-pricing model, taking into account the relevant terms and conditions. The binomial option-pricing model is used to estimate the fair value of our stock options because it better reflects the possibility of exercise before the end of the options’ life. The binomial option-pricing model also integrates possible variations in model inputs, such as risk-free interest rates and other inputs, which may change over the life of the options. Options issued under the EEPP have relatively short contractual lives, or must be exercised within a short period of time after the vesting date, and the input factors identified above do not apply. Therefore, the Black-Scholes option-pricing model produces a fair value that is substantially the same as a more complex binomial option-pricing model for the EEPP. The amount recognized as an expense is adjusted each period to reflect actual and estimated future levels of vesting.

The implied volatility for traded options on Elan’s shares with remaining maturities of at least one year was used to determine the expected volatility assumption required in the binomial model. The risk-free interest rate assumption is based upon observed interest rates appropriate for the term of the stock option awards. The dividend yield assumption is based on the history and expectation of dividend payouts.

As share-based compensation expense recognized in the Carve-out Combined Financial Statements is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from estimates. Forfeitures were estimated based on historical experience and estimated future turnover.

Prothena Corporation plc

Notes (continued)

7.	Share-Based Compensation Expense (continued)

The estimated weighted-average grant date fair values of the individual options granted to the employees that provided directly attributable service to the Company during the years ended December 31, 2012 and 2011 were $6.66 and $2.99, respectively. The fair value of options granted during these years was estimated using the binomial option-pricing model with the following weighted-average assumptions:

	2012	2011

Risk-free interest rate	0.89%	1.71%
Expected volatility	60.1%	49.3%
Expected dividend yield	-	-
Expected life (1)	-	-

(1)	The expected lives of options granted in 2012, as derived from the output of the binomial model, ranged from 4.9 years to 6.8 years (2011: 4.8 years to 7.4 years). The contractual life of the options, which is not later than 10 years from the date of grant, is used as an input into the binomial model.

Employee Equity Purchase Plan

Elan operates an EEPP for eligible employees, including employees that have directly and indirectly provided service to the Company. The fair value of options issued under the EEPP is calculated using the Black-Scholes option-pricing model, taking into account the relevant terms and conditions. Options issued under the EEPP have relatively short contractual lives, or must be exercised within a short period of time after the vesting date, and the input factors identified above do not apply. Therefore, the Black-Scholes option-pricing model produces a fair value that is substantially the same as a more complex binomial option-pricing model for the EEPP. The amount recognized as an expense is adjusted each period to reflect actual and estimated future levels of vesting. The weighted-average fair value of options granted under the EEPP to employees that have directly and indirectly provided service to the Company during the years ended December 31, 2012 and 2011 were $4.46 and $2.30, respectively.

The estimated fair values of options granted under the EEPP to employees that provided directly attributable service to the Company in the years ended December 31, were calculated using the following inputs into the Black-Scholes option-pricing model:

	2012	2011

Weighted-average share price	$13.97	$8.00
Weighted-average exercise price	$11.88	$6.80
Expected volatility (1)	60.5%	49.7%
Expected life (months)	6.0	6.0
Expected dividend yield	-	-
Risk-free interest rate	0.09%	0.16%

(1)	The expected volatility was determined based on the implied volatility of traded options on Elan’s ordinary shares.

Prothena Corporation plc

Notes (continued)

8.	Employee Retirement Plan

Prothena 401(k) Retirement Plan

In December 2012 (effective January 1, 2013), the Company established a qualified retirement plan under section 401(k) of the Internal Revenue Code (“IRC”) under which participants may contribute up to 100% of their eligible compensation, subject to maximum deferral limits specified by the IRC. In addition, the Company contributes 3% of each participating employee’s eligible compensation, subject to limits specified by the IRC, on a quarterly basis. Further, the Company may make a discretionary matching and/or profit sharing contribution as determined solely by the Company. The Company did not record any expense in the year ended December 31, 2012 as no contributions, matching or profit sharing contributions were made under the 401(k) plan.

Elan Pharmaceuticals 401(k) Retirement Savings Plan

Elan maintains a 401(k) retirement savings plan for its employees based in the United States, including employees that directly and indirectly provided service to the Prothena Business prior to the separation and distribution. The Prothena Business recorded total expense for matching contributions of $127,000 and $120,000 years ended December 31, 2012 and 2011, respectively.

9.	Income Taxes

The Company is incorporated in Ireland, but has operations and is subject to taxation in both the United States and Ireland. Its operating results were historically included in Elan’s consolidated U.S. federal and state income tax returns and in the tax returns of certain foreign subsidiaries of Elan. Income taxes reflected in these Consolidated Financial Statements have been calculated as if the Company operated as a separate taxable group in Ireland for all periods presented and consistent with the asset and liability method prescribed by ASC 740. No current tax liabilities have been recognized on the balance sheet as it is assumed that they have been settled as they arose.

Loss before income taxes by region for each of the fiscal periods presented is summarized as follows (in thousands):

	2012	2011
	$	$

Ireland	(35,898)	(27,620)
United States	(5,507)	(1,624)

Loss before provision for income taxes	(41,405)	(29,244)

Prothena Corporation plc

Notes (continued)

9.	Income Taxes (continued)

Components of income tax expense for each of the fiscal periods presented consisted of the following (in thousands):

	2012	2011
	$	$

Irish corporation tax – current	-	-
Irish corporation tax – deferred	-	-
U.S. taxes – current	26	426
U.S. taxes – deferred	(20)	-

Provision for income taxes	6	426

The provision for income taxes differs from the statutory tax rate applicable to Ireland primarily due to Irish net operating losses and U.S. share-based compensation. Following is a reconciliation between income taxes computed at the standard Irish statutory tax rate which is the statutory rate relevant to the Company and the provision for income taxes for the years ended December 31, 2012 and 2011, respectively (in thousands):

	2012	2011
	$	$

Taxes at the Irish standard tax rate of 12.5%	(5,176)	(3,656)
U.S. income at rates other than the Irish standard rate	4	613
Losses for which no deferred tax asset is recognised	5,176	3,656
Share-based payments	-	205
R&D tax credit	-	(392)
Other	2	-

Provision for income taxes	6	426

Prothena Corporation plc

Notes (continued)

9.	Income Taxes (continued)

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our net deferred tax assets as of December 31, 2012 and 2011 are as follows (in thousands):

	2012	2011
	$	$

Total deferred tax liabilities	(6)	-
Deferred tax assets
Net operating losses	8,917	5,983
R&D tax credit	-	679
Accruals	79	-
Share-based compensation expenses	-	1,004

Total deferred tax assets	8,990	7,666
Valuation allowance	(8,917)	(7,666)

Net deferred tax asset/(liability)	73	-

At December 31, 2012 a valuation allowance of $8,916,730 has been recognized in relation to deferred tax assets arising on Irish net operating losses, as the recoverability of the deferred tax assets is uncertain. The valuation allowance recorded against the deferred tax assets as of December 31, 2011 was $7,665,445. The net increase in the valuation allowance during the year ended December 31, 2012 was primarily due to Irish net operating losses.

At December 31, 2012, certain of Prothena’s Irish subsidiaries had net operating loss carryovers of $71,333,842. These can be carried forward indefinitely but are limited to the same trade/trades.

The major taxing jurisdictions for Prothena are Ireland and the United States. The tax years 2008 to 2012 remain subject to examination by the respective taxing authorities of each jurisdiction. The Company has no material uncertain tax provisions

Cumulative unremitted earnings of the Company’s U.S. subsidiary total approximately $10,000 at December 31, 2012. No taxes have been provided for the unremitted earnings as any tax basis differences relating to investments in these overseas subsidiaries are considered to be permanent in duration. Unremitted earnings may be liable to overseas taxes (potentially at a rate of 12.5%) if they were to be distributed as dividends.

Prothena Corporation plc

Notes (continued)

10.	Related Parties

Prior to December 20, 2012, the Prothena Business operated as part of Elan and not as a separate stand-alone entity. Effective December 20, 2012, the Prothena Business separated from Elan. In connection with the separation and distribution, Elan acquired an 18% interest in the Company (as calculated immediately following the acquisition).

As described elsewhere in these Consolidated Financial Statements, the results of operations of the Prothena Business for the time period prior to the separation include transactions with Elan. All of the revenue recognized by the Company for each of the three years ended December 31, 2012 and 2011 consist of fees arising from R&D services provided to Elan. Additionally, the results of operations for this time period include certain costs allocated from Elan to the Company for centralized support services.

The Company has entered into certain agreements with Elan, including the Transitional Services Agreement and the Research and Development Services Agreement.

Transitional Services Agreement

In December 2012, the Company entered into a Transitional Services Agreement (“TSA”) with Elan under which Elan will provide to the Company, and the Company will provide to Elan, specified services to help ensure an orderly transition following the separation and distribution. The services provided by Elan under the Transitional Services Agreement will include chemistry, manufacturing and controls/quality assurance, information services, IT services, facilities services, company secretarial services, finance services, legal services, compliance services and human relations services. The services provided by the Company will include finance services and product support services and assisting in reviewing proposed Elan publications related to work done at Elan prior to separation.

The Company expects that the TSA will remain in effect until the expiration of the last time period for the performance of services thereunder, which in no event shall be later than December 31, 2013.

Both the Company and Elan will be permitted to terminate the TSA (to the extent it relates to any particular transitional service) if the other party breaches any of its significant obligations under the agreement and does not cure such breach within 20 business days of receiving written notice from the other party. In addition, either party may terminate the TSA if a receiver, examiner or administrator is appointed with respect to any of the other party’s assets, the other company is struck off the Register of Companies in its jurisdiction of organization or at the option of such party with respect to a particular transition service if such party is the service recipient.

Prothena Corporation plc

Notes (continued)

10.	Related Parties (continued)

The payment terms of the agreement generally provide that the Company will pay Elan for the time spent by each Elan employee providing the services, which will be calculated by the portion of the employee’s time dedicated to the provision of the services, plus 40%. The time for each employee will be calculated using one of two specified rates per annum depending on the employee’s wage band. There will be a fixed monthly charge for IT services of $75,000 for so long as those services are provided. Similarly, Elan will pay the Company for the time spent by each of the Company’s employee providing services to Elan, which will be an agreed percentage of the employee’s time, based on the cost of providing those services plus 40% and including, as applicable, any fees for any services from Elan or the Company provided by third party providers and invoiced to the recipient at cost. The services from the Company will also be calculated using one of two specified rates per annum depending on the employee’s wage band. There will also be a fixed monthly charge of $6,000 to account for lab space and capital equipment used by Elan.

Research Development Services Agreement(1)

In December 2012, The Company entered into a Research and Development Services Agreement (“RDSA”) with Elan pursuant to which the Company will provide certain R&D services to Elan. The RDSA will, among other things, set out the scope of the services, the consideration to be paid for the services and the general principles around ownership of intellectual property as it relates to the services. The RDSA is expected to be in effect for a period of not less than two years. Either party is entitled to terminate the RDSA at any time by notice in writing to the other party if there has been a material breach by the other party or if the other party becomes insolvent or if the other party is in breach of any of its confidentiality obligations under the agreement.

The services provided for under the RDSA include support for the ELND005 and ELND002 programs (which include the provision of expert advice and opinion in the areas of nonclinical safety/toxicology and pharmacology, regulatory support for nonclinical sections of pertinent documents, conducting and interpreting externally conducted nonclinical studies, and support in respect of the identification and maintenance of nonclinical expert advisors as required). These services will be substantially similar to research services performed by the Company for Elan prior to the separation and distribution.

The payment terms of the RDSA provide that Elan will pay the Company: (i) a fixed charge of $500,000 per year based on a charge for two of the Company’s employees providing the services at a rate of $250,000 each per annum, (ii) if the $500,000 fixed charge has been paid in any year, a variable charge of $250,000 per year for any additional employee that provides services for such year (calculated pro rata based on the number of days the employee provides services in such year), (iii) research costs including direct overheads and (iv) a mark-up of 10% applied to the fixed charge, variable charge (if any) and research costs such that the total payment reflects a cost-plus standard.

(1)	There was also a number of other material agreements including the Subscription and Registration Rights Agreement which documented the relationship between Elan and Prothena for the 18% stake and a Tax Matters Agreement under which tax liabilities relating to taxable periods before and after the separation and distribution will be computed and apportioned between the parties, and responsibility for payment of those tax liabilities (including any taxes attributable to the separation and distribution) will be allocated between Elan and Prothena.

Prothena Corporation plc

Notes (continued)

11.	Employees

The number of persons employed by the Group as of December 31, 2012 was 30 employees, of whom approximately 23 were engaged in research and development activities and the remainder working in general and administrative areas. Prior to December 21, 2012, the Company had no employees because it was operated as part of Elan, not as a separate stand-alone entity.

Since the majority of the financials presented are based on a carve out of Elan’s financials, employee compensation and benefits was attributed to the Prothena Business based on the allocation of expenses to Prothena programs. Since employees were not dedicated to the Prothena Business it is not possible to directly determine remuneration for Prothena employees. The remuneration to employees related to the Prothena Business during the year ended December 31, 2012 is estimated to be approximately $7.0 million, post-retirement benefits is estimated to be approximately $0.1 million and share-based compensation is estimated to be approximately $7.5 million of which, Dr. Schenk received remuneration of approximately $0.9 million, post-retirement benefits of approximately $7,500 and share-based compensation of approximately $2.0 million.

12.	Auditors’ Remuneration

KPMG LLP (United States) received $232,000 for the SEC audit of Prothena Corporation plc for the year ended December 31, 2012.

13.	Approval of the Financial Statements

The financial statements were approved by the directors on April 24, 2013.

Prothena Corporation plc

Parent Company Balance Sheet

for the Period Ended 31 December 2012

(in thousands, except par value)

2012
Assets	$
Current assets:
Cash and cash equivalents	26,000

Total current assets	26,000
Non-current assets:
Investments in subsidiaries	100,829

Total non-current assets	100,829

Total assets	126,829

Liabilities and shareholders’ equity

Shareholders’ equity
Ordinary shares, $0.01 par value; 100,000 shares authorised; 17,679 and 0 shares issued and outstanding at 31 December 2012	177
Additional paid-in capital	126,652
Accumulated deficit	-
Parent company equity	-

Total shareholders’ equity (deficit)	126,829

Total liabilities and shareholders’ equity	126,829

/s/ Dale Schenk	/s/ Shane Cooke

Dale Schenk	Shane Cooke	April 24, 2013
Director	Director

Prothena Corporation plc

Company Statement of Cash Flows

for the Period Ended 31 December 2012

2012
$
Cash flows from operating activities:
Net loss	-

Cash flows from operating activities	-

Cash flows from investing activities:
Investments in subsidiaries	(100,829)

Net cash used in investing activities	(100,829)

Cash flows from financing activities:
Proceeds from funding provided by Elan	100,829
Proceeds from issuance of ordinary shares by Elan	26,000

Net cash provided by financing activities	126,829

Net increase in cash and cash equivalents	26,000
Cash and cash equivalents at beginning of year	-

Cash and cash equivalents at end of year	26,000

Prothena Corporation plc

Company Statement of Shareholders’ Equity

for the Period Ended 31 December 2012

(in thousands)

	Ordinary Shares		Additional Paid-in	Accumulated	Parent Company	Total Shareholders’ Equity
	Number	Amount	Capital	Deficit	Equity	Deficit
		$	$	$	$	$

Balance at incorporation	-	-	-	-	-	-
Contribution of net assets to Prothena and issuance of ordinary shares	14,497	145	100,684	-	-	100,829
Issuance of ordinary shares to Elan	3,182	32	25,968	-	-	26,000
Net loss	-	-	-	-	-	-

Balance at 31 December 2012	17,679	177	126,652	-	-	126,829

See accompanying notes to the Parent Company Financial Statements.

Attributable loss of the company

The profit attributable to shareholders dealt with in the financial statements of the company for the period ended 31 December 2012 was $NIL. As permitted by Section 148(8) of the Companies Act, 1963, the statement of comprehensive income for the company has not been separately presented in these financial statements.

Prothena Corporation plc

Notes

Forming part of the Parent Company Financial Statements

1.	Summary of Significant Accounting Policies

Basis of Preparation

The directors have elected to prepare the Parent Company Financial Statements in accordance with Section 1 of the Companies (Miscellaneous Provisions) Act 2009 (as amended), which provides that a true and fair view of the state of affairs and profit or loss of the group may be given by preparing the financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), as defined in Section 1 of the Companies (Miscellaneous Provisions) Act 2009 (as amended), to the extent that the use of those principles in the preparation of the financial statements does not contravene any provision of the Companies Acts, 1963-2012 or of any regulations made thereunder.

Functional Currency

Items included in the balance sheet are measured using the currency of the primary economic environment in which the Company operates (the “functional currency”). The balance sheet is presented in United States dollars, which is the Company’s functional currency. Transactions in foreign currencies are recorded at the rate ruling at the date of the transaction. The resulting monetary assets and liabilities are translated at the balance sheet rate with the resulting gains or losses reflected in the profit and loss account.

Profit and Loss Account

In accordance with Section 148(8) of the Companies Act, 1963 and Section 7(1A) of the Companies (Amendment) Act, 1986, the Company has availed of the exemption from presenting the individual profit and loss account. The Company’s profit for the period from September 26, 2012 (the date of incorporation) to December 31, 2012 was $Nil.

Financial Assets

The Company’s investment in subsidiary was recorded at cost which equaled fair value on December 20, 2012 (the day immediately preceding the effective date of the separation and distribution referred to in Note 2 below), based on the Company’s market capitalization at that time. This initial valuation is the Company’s cost basis for its investment in its subsidiaries. The investment is tested for impairment if circumstances or indicators suggest that impairment may exist.

Taxation

Current tax is provided on the Company’s taxable profits, at amounts expected to be paid, using the tax rates and laws that have been enacted or substantially enacted by the balance sheet date.

Deferred tax is accounted for in respect of all timing differences that have originated but not reversed at the balance sheet date. Provision is made at the tax rates that are expected to apply in the periods in which the timing differences are expected to reverse. Timing differences arise from the inclusion of items in income and expenditure in tax computations in periods different from those in which they are included in the financial statements.

Prothena Corporation plc

Notes (continued)

1.	Summary of Significant Accounting Policies (continued)

A deferred tax asset is only recognized when it is more likely than not the asset will be recoverable in the foreseeable future out of suitable taxable profits from which the underlying timing differences can be recovered.

2.	History and Description of the Company

The Company was incorporated in Ireland as a private limited company under the name “Neotope Corporation Limited” on September 26, 2012. The Company was subsequently re-registered as a public limited company and changed the name of the company to “Neotope Corporation plc”. On November 1, 2012, the Company’s shareholders resolved to change the name of the company to “Prothena Corporation plc”, and this was approved by the Irish Registrar of Companies on November 7, 2012.

Prothena’s business consists of a substantial portion of Elan Corporation, plc’s (“Elan”) former drug discovery business platform, including Neotope Biosciences Limited and Onclave Therapeutics Limited, each former wholly-owned subsidiaries of Elan (which for the period prior to the separation and distribution is referred to herein as the “Prothena Business”). Prior to December 21, 2012, the Prothena Business operated as part of Elan and not as a separate stand-alone entity. After the separation of the Prothena Business from Elan, and the related distribution of its ordinary shares to Elan’s shareholders (which is refer to in this report as the “separation and distribution”), its ordinary shares began trading on The NASDAQ Global Market under the symbol “PRTA” on December 21, 2012.

3.	Financial Fixed Assets

During the period, the Company acquired 100% of the ordinary share capital of Neotope Biosciences Limited, a research and development company incorporated in the Republic of Ireland. The principal activity of Prothena Corporation plc is an investment holding company. The Company’s investment in Neotope Biosciences Limited was recorded at fair value of $100,829,000 on December 20, 2012 (date of the separation and distribution) based on the market price of the Prothena Corporation plc ordinary shares at the time of the separation and distribution. This initial valuation became the Company’s cost basis in Neotope Biosciences Limited. Prothena Corporation plc is the indirect 100% parent of Neotope Biosciences Limited, Onclave Therapeutics Limited (both incorporated in the Republic of Ireland) and Prothena Biosciences Inc. (incorporated in the United States), all of whom are engaged in research and development activities.

4.	Employees

The Company has no employees.

5.	Auditors Remuneration

KPMG Ireland received $25,000 for the statutory audit of Prothena Corporation plc for the period ended 31 December 2012.